EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on December 29, 2025, and effective as of January 1, 2026 (the “Effective Date”), by and between IMMUNIC, INC., a Delaware corporation (the “Company”), and DANIEL VITT (the “Executive”).

WHEREAS, the Executive has agreed to spend fifty percent (50%) of his working time in the United States during the term of this Agreement and to spend the remaining fifty percent (50%) of his working time in Germany;

WHEREAS, while working in the United States, the Executive will perform services only for the Company and while working in Germany, the Executive will perform services only as a member of the Management Board (the “Management Board”) of Immunic AG, a wholly-owned subsidiary of the Company (the “Company Subsidiary”) pursuant to a management agreement between the Executive and the Company Subsidiary (the “Management Board Agreement”); and

WHEREAS, the Company and the Executive desire that this Agreement be entered into to govern the remuneration terms of employment of the Executive, in his capacity as the Chief Executive Officer of the Company, while he is performing services in the United States.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.  Certain Definitions. The following terms, as used herein, have the following meanings:

(a)  “Board” mans the Board of Directors of the Company.

(b)  “Cause” means one or more of the following: (i) the Executive’s willful failure to perform his duties hereunder or the lawful directives of the Board (other than as a result of illness or injury), (ii) the conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude, (iii) the Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially impair or damage the property, goodwill, reputation, business or finances of the Company, (iv) the Executive’s willful and material violation of the Company’s policies regarding ethics or conduct (including sexual harassment and other similar policies) that could reasonably be expected to impair or damage the property, goodwill, reputation, business or finances of the Company or its affiliates or (v) the Executive’s breach of his obligations under the Confidentiality Agreement.

(c)  “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person or entity, or more than one person or entity acting as a group (collectively, a “Person” for purposes of this definition), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 1(b)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, or (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this Section 1(b)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)  “Change of Control Period” means the twelve (12) month period following a Change of Control.

(e)  “Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death.

(f)  “Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for four (4) or more consecutive months or for a total of four (4) months during any twelve (12) consecutive months.

(g)  “Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, (ii) a material reduction in the Executive’s Base Salary by the Company or (iii) the relocation of the Executive’s office outside of New York, NY by the Board (unless Executive approves such relocation) or the Company Subsidiary’s office in Germany.

2.  Term of Employment. The terms and conditions set forth in this Agreement will commence on the Effective Date and end on the earlier of: (a) the date that the Executive is reappointed on a full time basis to the Management Board of the Company Subsidiary, and (b) the Executive’s Date of Termination (such period, including any extension as provided below, shall be referred to as the “Term of Employment”).

3.  Executive’s Duties and Obligations.

(a)  Duties. The Executive shall serve as the Chief Executive Officer of the Company. The Executive shall be responsible for all duties customarily associated with the Chief Executive Officer of a publicly-traded company. The Executive shall report to the Board.

(b)  Location of Employment. It is understood that the Executive will be working predominantly out of the Company’s New York, NY office pursuant to the terms of this Agreement and that Executive will work predominantly out of the Company Subsidiary’s Gräfelfing office pursuant to the terms of the Management Board Agreement. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require travel including, without limitation, overseas travel from time to time.

(c)  Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to continue to be bound by a Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”). The Executive shall comply at all times with the covenants (including covenants not to compete or solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4.  Devotion of Time to the Company’s Business. During the Term of Employment, the Executive shall devote fifty percent (50%) of his business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which the Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company. It is agreed the Executive shall devote the remaining fifty percent (50%) of his business time to perform services for the Company Subsidiary in Germany pursuant to his Management Board Agreement. The Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements and may manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

5.  Compensation and Benefits.

(a)  Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of three hundred and five thousand dollars ($305,000) per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed annually for the purpose of determining increases, if any, based on the Executive’s performance, the performance of the Company, then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

(b)  Annual Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual cash incentive award (“Annual Bonus”) pursuant to the bonus plan then in effect for the employees of the Company (the “Bonus Plan”). All Annual Bonuses are subject to the terms and conditions of then-current Bonus Plan adopted by the Company. If the Executive achieves his target performance goals for a fiscal year, which goals shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) on an annual or more frequent basis, the Annual Bonus shall be not less than fifty five percent (55%) of the Executive’s Base Salary. To be eligible to receive an Annual Bonus, or any portion thereof, the Executive must be actively employed by the Company or any of its subsidiaries at the time the Annual Bonus, if any, is paid, except as otherwise provided below.

(c)  Equity Awards. The Executive has been granted stock option equity awards under the Immunic, Inc. 2019 Omnibus Equity Incentive Plan (the “Equity Plan”). From time to time, the Executive may receive additional equity incentive awards under the Equity Plan (or under any other equity incentive plan adopted by the Company to supplement or succeed the Equity Plan). All such awards are referred to herein as the “Equity Awards.”

(d)  Benefits. Pursuant to the terms of the Management Board Agreement, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company Subsidiary’s executives on substantially the same basis that such benefits are provided to such executives of a similar level or to other full-time employees.

(e)  Vacations. During the Term of Employment, the Executive shall be entitled to continue to take vacation pursuant to the policy in effect for the members of the Management Board of the Company Subsidiary.

(f)  Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company. In addition, the Company will reimburse the Executive for his temporary housing expenses in the United States on a monthly basis during the Term of Employment; provided that such aggregate temporary housing reimbursement amount shall not exceed fifty thousand dollars ($50,000) without the prior written consent of the Board.

6.  Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a)  Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b)  Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6(b), his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

(c)  Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company at least thirty (30) days prior to his Date of Termination.

(d)  Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates his employment with the Company after the expiration of such cure period but not later than thirty (30) days after the expiration of such cure period.

(e)  Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to his Date of Termination.

(f)  Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment upon delivery of written notice to the Executive at least fifteen (15) days prior to his Date of Termination, unless the Executive cures, if curable, such acts or omissions constituting Cause to the satisfaction of the Company prior to the expiration of such period.

7.  Compensation and Benefits Payable Upon of Termination of Employment Unrelated to a Change of Control.

(a)  Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason outside of the Change of Control Period, the Executive (or his Beneficiary following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7(b) or Section 7(c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

(b)  Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to his death or Disability outside of the Change of Control Period, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(i)  the Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination payable at the same time annual bonuses for such fiscal year are paid to other key employees of the Company pursuant to the terms of the Bonus Plan;

(ii)  one hundred percent (100%) of the Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable; and

(iii)  reimbursement of the COBRA premiums, if any, paid by the Executive or by the Executive’s spouse and dependents for continuation coverage for the Executive and his spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

(c)  Termination of Employment by the Company Without Cause or by the Executive for Good Reason. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, and such termination occurs outside of the Change of Control Period, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 10, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(i)  the Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination payable at the same time annual bonuses for such fiscal year are paid to other key employees of the Company pursuant to the terms of the Bonus Plan;

(ii)  one hundred percent (100%) of the Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iii)  a severance payment payable in a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 10, in an amount equal to twelve (12) months of Base Salary; and

(iv)  reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

Notwithstanding the foregoing, if the Executive materially breaches this Agreement or the Executive’s Confidentiality Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8.  Termination of Employment by the Company Without Cause or by the Executive for Good Reason in Connection with a Change of Control. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, and such termination occurs during the Change of Control Period, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 10, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(a)  a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 10, equal to the Executive’s accrued but unpaid Annual Bonus, if any, for the fiscal year ended prior to his Date of Termination;

(b)  a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 10, equal one hundred percent (100%) of the Executive’s target bonus as in effect for the fiscal year in which the Executive’s termination of employment occurs; provided that, for avoidance of doubt, the amount paid to the Executive pursuant to this Section 8(b) will not be prorated based on the actual amount of time the Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs;

(c)  one hundred percent (100%) of the Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(d)  a severance payment payable in a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 10, in an amount equal to eighteen (18) months of Base Salary; and

(e)  reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for a eighteen (18) month period from the Date of Termination.

9.  Terminations Within Sixty (60) Days Prior to a Change of Control. If (a) the Executive incurred a termination prior to a Change of Control that qualifies the Executive for severance payments under Section 7(c) and (b) a Change of Control occurs within sixty (60) days following the Executive’s termination of employment, then upon the Change of Control, the Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 8, less amounts already paid under Section 7(c), subject to compliance with Section 10.

10.  Release. As a condition of receiving the compensation and benefits described in Section 7(c) or Section 8, the Executive must execute a release of any and all claims arising out of the Executive’s employment with the Company or the Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims for benefits under any employee benefit plan in accordance with the terms of such employee benefit plan, (ii) any right to exercise Equity Awards that are vested on the Date of Termination pursuant to the terms of such Equity Awards (as modified by the Employment Agreement), (iii) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Section 5 and Section 7(a), Section 7(c) or Section 8 of this Employment Agreement, (iv) claims arising under the Age Discrimination in Employment Act after the date the Executive signs such release, and (v) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between the Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act, and shall be substantially in the form of release attached as Exhibit A. The compensation and benefits described in Section 7(c) or Section 8 will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release, if the Executive revokes the Release within the applicable revocation period set forth in such Release or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

11.  Excess Parachute Excise Tax.

(a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards.

(b)  All determinations required to be made under this Section 11, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

12.  Legal Fees. Each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

13.  Beneficiary. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

14.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Immunic, Inc.

c/o Immunic AG

Lochhamer Schlag 21

82166 Gräfelfing, Germany

Attn: Inderpal Singh

Email: inderpal.singh@imux.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

15.  Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

16.  Arbitration.

(a)  If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement or any dispute or claim between the Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 16. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b)  The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)  Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 16 in order to assert such counterclaim(s).

(d)  The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of the AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60)-day period. In addition, the following rules and procedures shall apply to the arbitration:

(e)  The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 16.

(f)  The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(g)  The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(h)  Except as otherwise provided in Section 12 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 16, and the costs of the arbitrator(s) shall be equally divided between the parties.

(i)  Except as provided in the last sentence of Section 16(a), the provisions of this Section 16 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 16 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

17.  Recoupment.

(a)  Policy. Any incentive-based compensation received by the Executive including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or the Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

(b)  Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Executive for any payment or reimbursement by the Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Executive or payment of any profits realized by the Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

18.  Miscellaneous

(a)  Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise, other than the Management Board Agreement.

(c)  Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)  Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f)  Successors and Assigns; Non-alienation of Benefits. Except as provided in Section 18(e) in the case of the Company, or to the Beneficiary in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g)  Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h)  Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

19.  No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

20.  Section 409A of the Code.

(a)  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b)  Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death. On the first day of the seventh (7th) month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 20 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)  To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7 or 8) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)  If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

21.  Executive’s Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the 29th day of December 2025.

IMMUNIC, INC.

By:	/s/ Duane Nash
Name:	Duane Nash
Title:	Executive Chairman

EXECUTIVE

/s/ Daniel Vitt
Daniel Vitt

EXHIBIT A

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between Daniel Vitt (“Executive”) and Immunic, Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Executive’s right to receive the benefits described in the Employment Agreement between the Company and the Executive (the “Employment Agreement”) and this Release, the Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph (e) below, the Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, trustees, directors, shareholders, employees and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to the Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in the Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or employee order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. the Executive agrees that if any action is brought in his name before any court or administrative body, the Executive will not accept any payment of monies in connection therewith.

(b) Miscellaneous. the Executive agrees that Section 7(c) of the Employment Agreement (which is specifically incorporated herein by reference) specifies payments from the Company to himself, the total of which meets or exceeds any and all funds due him by the Company, and that he will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers’ compensation, unemployment compensation, or benefit payments from the Company’s insurance carriers that could be due him.)

(c) Non-Solicitation, Confidentiality and Non-Solicitation Covenants. the Executive warrants that the Executive has, and will comply fully with Section 3(c) of the Employment Agreement and the provisions of the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement by and between the Company and the Executive.

EXHIBIT-A- 1

(d) THE COMPANY AND THE EXECUTIVE AGREE THAT THE BENEFITS DESCRIBED IN SECTION 7(C) OF THE EMPLOYMENT AGREEMENT AS SUBJECT TO THE EXECUTIVE’S COMPLIANCE WITH SECTION 9 THEREOF ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE REVOKES THIS RELEASE, THAT HE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE MAY HAVE ALREADY RECEIVED.

(e) The waiver contained in Paragraph (a) and (b) above does not apply to:

(i)	Any claims for benefits under employee benefit plans in accordance with the terms of the applicable employee benefit plan, including the Executive’s right to elect continuation coverage under the Company’s group health, dental and/or visions plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA),

(ii)	Any right to exercise stock options or stock appreciation rights that were vested and exercisable on the Date of Termination in accordance with the terms thereof (as modified by the Employment Agreement);

(iii)	Any Claim under or based on a breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7(a) or (c) of the Employment Agreement,

(iv)	Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that the Executive signs this Release, and

(v)	Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with the Employment Agreement or the Company’s articles of incorporation or by-laws or other agreement between the Executive and the Company.

(f) EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EMPLOYEE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE HAS BEEN GIVEN AT LEAST [21][45] DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT; [HE HAS RECEIVED A RECEIVED A WRITTEN DESCRIPTION OF THE JOB TITLES AND AGES ALL INDIVIDUALS SELECTED FOR THIS JOB ELIMINATION PROGRAM AND THE AGES OF ANY INDIVIDUALS IN THE SAME JOB CLASSIFICATIONS WHO ARE NOT SELECTED FOR THIS JOB ELIMINATION PROGRAM AS PROVIDED BY THE ADEA (SUCH DESCRIPTION ATTACHED AS EXHIBIT A HERETO)]; AND HE UNDERSTANDS THAT HE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

EXHIBIT-A- 2

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

Daniel Vitt

(Date Signed)

ACCEPTED AND DATED AS OF ___________________

IMMUNIC, INC.

By:
Name:
Title:

EXHIBIT-A- 3